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                                              Filed Pursuant to Rule 424(b)(3)
                                               Registration File No.: 333-73405


PROSPECTUS DATED MARCH 12, 1999                    PRICING SUPPLEMENT NO. 12 TO
PROSPECTUS SUPPLEMENT                      REGISTRATION STATEMENT NO. 333-73405
DATED APRIL 15, 1999                                          SEPTEMBER 1, 1999
                                                                 RULE 424(B)(3)

                       DONALDSON, LUFKIN & JENRETTE, INC.
                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue


The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

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
Principal Amount:                   $ 10,000,000               Optional Conversion:              N / A

Price To Public:                      99.825%                  Optional Repayment Date:          Non-Call / Life

Underwriting Discount:                  .350%

Proceeds To Issuer:                   99.475%                  Business Day Jurisdiction:        New York, London

Settlement Date                     September 10, 1999         Initial Redemption Percentage:    N / A
(Original Issue Date):

Specified Currency:                 US Dollars                 Initial Redemption Date:          N / A

Authorized Denomination:            $1,000                     Annual Redemption                 N / A
                                                               Percentage Reduction:

Maturity Date:                      December 10, 2002          Book Entry Note or                B / E (Euroclear)
                                                               Certificated Note:

Interest Rate:                      3 month USD Libor + 34     Total Amount of OID:              N / A
                                    basis points until
                                    December 10, 1999,
                                    then 6 month USD Libor
                                    + 34 basis points
                                    thereafter

     First Coupon:                  Tba
     Last Coupon:                   N/A                        CUSIP:                            25766CBG8

                                                               ISIN:                             US25766CBG87

Day Count:                          Act/360
                                                              First Interest Payment:            December 10, 1999

Paying Agent:                       The Chase Manhattan Bank

DVP Delivery:                       DTC#: 2663

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Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                   DONALDSON, LUFKIN & JENRETTE INTERNATIONAL